Exhibit 10.15

TECHNOLOGY LICENSE AGREEMENT

This Fee Per Procedure Agreement (“Agreement”) is made as of the      day of                      2004 by and between Sound Surgical Technologies LLC, a Colorado limited liability company (“SST” or “we” or “us”) with offices at 357 So. McCaslin Blvd., Suite 100, Louisville, CO 80027-2932, facsimile 303-926-8615, phone 303-926-8608, e-mail sstmail@soundsurgical.com and ____________________________________________________________________________________(“User” or “you” or “your”) with offices at ________________________________________________________________

We grant to you and you accept from us a technology license on the following terms and conditions:

1. LICENSE OF EQUIPMENT.

We grant to you and you accept from us a nonexclusive, nontransferable license (the “License”) for the technology embodied in the equipment checked on Schedule I incorporated in this Agreement (the “Equipment”) that we will provide to you.

License Term; Renewal; Early Termination. This Agreement begins on the date we deliver the Equipment to you (the “Effective Date”) and will continue through the last day of the 36th full calendar month following the month (“Acceptance Month”) in which you sign and deliver to us our Acceptance of Equipment form (attached). You agree to sign and deliver that form to us before using the Equipment for procedures other than training procedures done with our representative. We reserve the right to terminate this Agreement as to all or any portion of the Equipment if the cumulative number of monthly procedures performed with the Equipment during any three month period is below 12.

2. FEES. You agree to pay us a fee of $         per procedure performed with the Equipment during the term of this Agreement, plus applicable taxes, when each payment is due. We will advise you as to (a) the due date of each Fee payment, and (b) the address to which you must send your Fee payments. Fees are due whether or not you receive an invoice from us. Unless a proper exemption certificate is provided, applicable sales and use taxes will be added to the Fees. For any payment that we do not receive by its due date, you agree to pay a late charge equal to the higher of 10% of the amount due or $25.00 (not to exceed the maximum amount permitted by law), as reasonable collection costs. You agree that we can, but do not have to, take on your behalf any action that you fail to take as required by this Agreement, and our expenses will be deemed additional Fees that you owe us. To the extent allowed by law, any late payment or non-payment of any past due amount will accrue interest at the lower of 18% per annum or the highest legal rate from the due date until paid. If we take legal action to collect amounts due to us under this Agreement, you agree to pay all of our costs and expenses of collection, including reasonable attorneys fees.

3. PROCEDURES; REPORTING; AUDIT RIGHTS.

Procedure. A procedure is a single surgical event on a single patient, but may include surgical attention to multiple body sites during such single surgical event.

Reporting. You will report to us by facsimile sent to 303-926-8615 or by e-mail to sstmail@soundsurgical.com (or such other facsimile number or e-mail address that we may specify in a notice to you) each Monday the number of VASER® procedures performed, and the date and type of each such procedure, since the last report (or since the delivery of the Equipment for the first such report). We may establish a different method of reporting, and you agree to cooperate in making such reports as we reasonably may request.

Audit Rights. Upon our request our representatives may inspect your books and records at any time(s) during your regular business hours, at the place where they are kept, to verify the number of procedures performed with the Equipment. We will comply with applicable law regarding patient confidentiality in making such inspections. If such inspection determines that you have inaccurately reported the number of procedures for more than one month, we will have the right to charge you, and you agree to pay, for each unreported procedure a fee up to 3 times the per procedure fee specified in this Agreement, or for the cost of such inspection, or both such fee and such cost.

4. TAXES. You are solely responsible for all taxes of any kind, including sales, use, property and other taxes imposed by any federal, state or local government on the transactions contemplated by this Agreement and on the Equipment, excluding only taxes based on our net income. You will pay us, when invoiced, all taxes (including any sales, use and personal property taxes) relating to this Agreement and the Equipment.

5. TRAINING AND MARKETING SUPPORT. We will provide you at no cost 1 training day for physician VASER-certification training and staff in-service training. Additional training/in-service days may be provided at a cost of $(***) per day. In addition, we will provide VASER-certified physicians and one of your staff representatives admittance to VASER user meetings. We will provide you with marketing support including a didactic CD; marketing materials as they become available from us; and the use (subject to our approval of the manner of use) of the VASER logo and “VASER-certified” label, provided that you maintain at your facility at all times at least one responsible representative who has completed required VASER certification training.

6. YOUR RIGHTS AND OBLIGATIONS REGARDING THE EQUIPMENT.

Location. The License entitles you to possess and use the Equipment at the address for you given above. You agree not to remove the Equipment or allow the Equipment to be removed from that location without our prior written permission, which we will not withhold unreasonably.

Use of Equipment. The VASER® Amplifier may be used only by a licensed and VASER®-certified physician in a surgical setting appropriate for the procedure to be performed in compliance with all applicable laws and regulations. You are responsible for ensuring compliance with this requirement and for determining the fitness and suitability of the Equipment for any particular use, including without limitation use in surgery in general or in any surgical procedure in particular. You assume all risk of use or misuse of the Equipment and agree to save, indemnify and hold us harmless from any injuries to your patients treated with the Equipment, except injuries resulting directly and solely from the failure of the Equipment to perform in accordance with manufacturer’s specifications.

Care; Notice of Damage or Failure. You are responsible for protecting the Equipment from loss or damage of any kind. You agree to follow the instructions and advice contained in the User’s Guide(s) delivered to you with the Equipment. You will notify us immediately of any damage to or loss of any of the Equipment and of any failure of the Equipment to operate properly.

Insurance. You will obtain and maintain in place at your sole expense during the term of this Agreement (a) professional liability insurance and (b) comprehensive property and casualty insurance covering the Equipment against loss and damage from all usual perils in an agreed value amount of US$(***). All such insurance shall be primary to any insurance carried by us and shall name us an additional insured and as loss payee with respect to loss or damage of the Equipment. You will deliver to us upon request a certificate of insurance from your carrier evidencing such coverage.

Confidentiality. You acknowledge that much of the technology embodied in the Equipment is proprietary and confidential to SST. No persons other than our authorized representatives are to open the VASER® Amplifier, the VentX™ Console, the PFMS, or a VASER Fragmentation Handpiece for any purpose. There are no user-serviceable parts inside the Equipment. You will not allow anyone not regularly in your employ or who is not a medical professional who regularly assists you in medical procedures to test or use the Equipment for any purpose without our prior written consent, except that if you first notify us of your intent to do so, you may allow any licensed and VASER®-certified physician to use the Equipment in providing medical care to a patient.

Access. You will grant our representatives’ access to the Equipment during normal business hours at our request for purposes of inspection, replacement, and field maintenance and upgrades, if any.

Return of Equipment Upon Termination. Upon termination of the license for any reason, you will deliver to us at our address under this Agreement, transportation prepaid, within 5 days after the date of termination of the License, all of the Equipment in good working condition (unless we, in our good faith judgment, determine that the fact that the Equipment is not in good working condition is not due to any fault or failure on your part or is due to a loss covered by your insurance).

7. PAYMENT.

Payments Due. All payments are due and payable to us in U.S. Dollars at our address under this Agreement (or such other address for payment as we may notify to you. All payments are due on or before the 5th day after the date of our invoice to you (the “Due Date”).

Late Payment; Collection. If you fail to make any payment within 10 days after the Due Date, you agree that we may terminate the License upon 5 days prior notice to you and that we may enter the premises where the Equipment is located and remove the same at any time during normal business hours. You agree to pay the costs to remove the Equipment and return it to our principal facility. If we take action to collect amounts due to us under this Agreement, you agree to pay all our costs of collection, including reasonable attorney’s fees.

8. OWNERSHIP; NO LIENS; LIMITED WARRANTY.

Ownership; No Liens. We retain at all times sole and exclusive ownership of all right, title and interest in and to the Equipment and the technology and inventions it embodies, except only the rights granted to you in this Agreement. We also retain sole and exclusive ownership of all modifications and upgrades to the Equipment, even if you suggest or specifically describe such modification or upgrade to us. We will affix to the Equipment a label stating that the Equipment is owned by us. You agree that you will not remove, cover or deface that label, and that you will not represent to any person or entity that you have any right, title or interest in or to the Equipment, except the right to possess and use the Equipment pursuant to this Agreement. You will not create or allow to be created by anyone (other than by us) any lien or encumbrance of any kind on the Equipment, and you agree to save, indemnify and hold us harmless from and against any loss or damage to us by any such lien or encumbrance (other than those we may create), including without limitation the reasonable costs and expenses of removing the same. You agree to sign and deliver to us upon request one or more financing statements (for example Form UCC-1) as we deem desirable to secure and protect our interest in the Equipment.

Limited Warranty. During the warranty period stated below, we will repair or replace the Equipment at our expense, provided that we determine, in our sole judgment, that the Equipment failure was due to misuse, neglect or accident, or that it has been repaired, altered or tampered with in any way by any person other than our authorized representative, or that it has been used with any ultrasonic power generator, suction or irrigation system, hand piece, probe or foot switch, as the case may be, other than those provided by us for use with the Equipment, you will be responsible for all shipping and related costs, as well as the costs of repair or replacement. You must follow the return procedures specified in the appropriate User’s Guide. Warranty period; VASER Amplifier, VentX Console, Precision Fluid Management System - one year; fragmentation hand piece - 6 months for defective materials or workmanship; VASER probes, VentX Cannulae - 90 days for defective materials or workmanship. We warrant that we have good title to the Equipment delivered to you, that we have the right to license to you the technology contained in the Equipment, and that the Equipment and the technology in it do not infringe the valid intellectual property rights of any third party.

EXCLUSION OF OTHER WARRANTIES

Except for the limited warranties stated above, we make no warranty, express or implied, including without limitation any warranty of merchantability or fitness of the Equipment for any particular purpose. You are solely responsible for determining the suitability of the Equipment, singly or in combination, for any particular use or procedure.

Purchase of Ancillary Items. You are responsible for purchasing separately all other items necessary for use of the Equipment and not supplied with it, including, but not limited to, skin ports and disposables such as tubing and canisters.

Responsibility for Loss or Damage. You are responsible for any loss of or damage to the Equipment from any cause whatsoever. You agree to read and follow the instructions and advice contained in the User’s Guide(s) delivered to you with the Equipment. You will notify us immediately of any damage to or loss of any of the Equipment and of any failure of the Equipment to operate properly. In the event of loss or damage to the Equipment, you will pay us the amount we customarily charge to repair or replace the Equipment (the decision to repair or replace the Equipment is at our sole option). If you have satisfied your obligations under this Paragraph, we will forward to you any insurance proceeds that we receive for lost, damaged, or destroyed Equipment. If you are in default, we will apply any insurance proceeds we receive to reduce your obligations under this Agreement.

9. LIMITATION OF LIABILITY.

Our liability for failure of the Equipment to operate correctly or at all is limited to repair or replacement of the Equipment, at our sole discretion. We will not be liable for any other losses, damages, costs or expenses resulting directly or indirectly from failure of the Equipment to operate correctly or at all. Our liability for breach of any warranty made above or for any breach of this Agreement is limited to the aggregate payments received by us in the twelve (12) months immediately preceding the breach giving rise to such liability. In no event will we be liable for indirect, incidental or consequential damages, including without limitation your loss of income or costs of postponed or cancelled procedures In no event will we be liable for indirect, incidental or consequential damages, including without limitation your loss of income or costs of postponed or canceled procedures.

10. DEFAULT. You will be in default under this Agreement if any of the following happens: (a) we do not receive any Fees or other payment due under this Agreement within 10 days after its due date, or (b) you or any of your guarantors become insolvent, are liquidated, dissolve, merge, transfer substantially all stock or assets, stop doing business, or assign rights or property for the benefit of creditors, or (c) a petition is filed by or against you or any of your guarantors under any bankruptcy or insolvency law, or (d) (for individuals) you or any of your guarantors die, or have a guardian appointed, or (e) any representation you have made in this Agreement shall prove to be false or misleading in any material aspect, or (f) you or any of your guarantors breach the terms of any guaranty and do not correct the default within 10 days after we send you written notice of the default, or (g) you default on any other agreement between you and us (or our affiliates).

11. REMEDIES. Upon the occurrence of default, we may, in our sole discretion, do any or all of the following: (a) provide written notice to you of default, (b) collect all payments then due and (c) terminate this Agreement. We have the right to require you to make the Equipment available to us for repossession during reasonable business hours or we may repossess the Equipment, so long as we do not breach the peace in doing so, or we may use legal process in compliance with applicable law pursuant to court order to have the Equipment repossessed. You will not make any claims against us or the Equipment for trespass, damage or any other reason. We will retain all of our rights against you even if we do not choose to enforce them at the time of your default.

12. NOTICE.

Notices under this Agreement shall be in writing sent by facsimile, e-mail, recognized national courier service, or U.S. Postal Service mail to the facsimile number, e-mail, or street address given for the addressee at the beginning of this Agreement. You and we may change our respective facsimile, e-mail and street addresses by notice to the other. Notices will be effective when sent in accordance with this paragraph, provided that notices sent by e-mail will be effective upon electronic delivery to the sender of a delivery receipt.

13. ASSIGNMENT.

You may not assign this Agreement without our prior written consent.

14. GOVERNING LAW.

This Agreement shall be governed in all respects by the laws of the state of Colorado, excluding the choice or conflicts of law provisions of such laws.

15. EFFECT OF TERMINATION.

The provisions of Sections 2,3,4,6 (until all Equipment is returned to us), and 7 - 11 of this Agreement and any payment obligations incurred prior to the effective date of termination of this Agreement shall survive any termination of this Agreement for so long as necessary to carry out the intent of those provisions.

By signing below, you and we acknowledge your and our acceptance of and agreement with all of the terms and conditions in this Agreement.

Sound Surgical Technologies LLC
Licensee [Print name of Licensee]

By	By

Print Name	Print Name

Title	Title

Date	Date

Schedule I

Equipment:

VASER® Amplifier	Serial No.
VentX™ Console	Serial No.
Precision Fluid Management System	Serial No.
VASER® Fragmentation Handpiece	Serial No.
VASER® Probes	Quantity
VASER® Probes	Quantity
VentX™ Handles/Cannulae	Quantity
Sterilization Trays	Quantity
Sound Surgical™ Skin Ports	Quantity
Skin Port Tool	Quantity